FOR IMMEDIATE RELEASE

Kohl’s Extends Temporary Store Closures Nationwide

and Provides Business Update in Response to COVID-19 Pandemic

MENOMONEE FALLS, Wis., March 30, 2020 – In its ongoing support to slow the spread of COVID-19, Kohl’s (NYSE: KSS) today announced that it will extend the duration of its temporary store closures until further notice. Due to the significant impact to the business, Kohl’s is taking additional actions to strengthen its financial flexibility during this time.

“These are unprecedented times as our communities around the country come together to support the nationwide efforts in slowing the spread of COVID-19. At Kohl’s we are committed to doing our part as we extend the duration of our store closures to protect the health and safety of our customers and our associates,” said Michelle Gass, Kohl’s chief executive officer. “As a company, we operate with great discipline to maintain a strong balance sheet and financial flexibility. Given these extraordinary circumstances, we are taking difficult and decisive actions to strengthen our financial liquidity and secure the financial position of the company for the long-term benefit of our associates, customers and shareholders.”

Kohl’s Associates

As previously announced, Kohl’s provided two calendar weeks of pay to all store and store distribution center associates. Given that the company will be extending the duration of our store closures until further notice, Kohl’s will temporarily furlough store and store distribution center associates, as well as some corporate office associates whose work has been significantly reduced by the store closures.

The company will continue to provide existing health benefits to furloughed associates at this time, and those impacted may benefit from the recently passed coronavirus stimulus legislation.

As the company manages through this crisis, Kohl’s chief executive officer, Michelle Gass will not take a salary.

“It is an incredibly difficult decision to extend our store closures and temporarily furlough some of our associates,” said Gass. “We look forward to the day that we can reopen our stores to welcome our associates back and serve the millions of families across the country that shop Kohl’s.”

Business Actions

As part of the COVID-19 response, the company is taking the following actions to preserve financial liquidity and financial flexibility:

●	Decreasing capital expenditures by approximately $500 million,
●	Managing inventory meaningfully lower to align with anticipated sales,
●	Significantly reducing expenses across the business including marketing, technology and operations while stores remain closed,
●	Temporarily suspending share repurchases and evaluating its dividend program, and
●	Fully drawing down its $1 billion revolving credit facility.

Kohl’s Customers

Kohl’s continues to serve millions of customers through Kohls.com and the Kohl’s App. In addition to ship to home, beginning on April 2, Kohl’s customers can now shop on Kohls.com and opt to pick up their items at most Kohl’s stores between the hours of 11:00 a.m. and 7:00 p.m. local time. Kohl’s will offer this new convenience for customers who prefer to pick up their online orders at their local Kohl’s store for free and within two hours of placing their orders.

Kohl’s will provide further updates, including news on store reopenings, at Corporate.Kohls.com.

Cautionary Statements Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.